EXHIBIT 21.1         SUBSIDIARIES

Subsidiary Name                         State of Incorporation

Sonotron Medical Systems, Inc.          Delaware
Vet-Sonotron Systems, Inc.              Delaware
Pegasus Laboratories, Inc.              New Jersey
AA Northvale Medical Associates, Inc.   New Jersey
Enviro-Pack Development Corporation     New Jersey
Arthritic Relief Centers, Inc.          Nevada
Precision Assembly Corporation          New Jersey
Immuno-Therapy Corporation              New Jersey (A subsidiary of
                                                    Precision Assembly
                                                    Corporation)












































Exhibit 10.8

===========================================================================

                     ASSET AND RIGHTS PURCHASE AGREEMENT

                                   between

                        NEW ENGLAND ACQUISITIONS, INC.

                                     and

                         ADM TRONICS UNLIMITED, INC.

                                    dated

                                MARCH 21, 2002

===========================================================================

                     ASSET AND RIGHTS PURCHASE AGREEMENT

        This Asset and Rights Purchase Agreement (this Agreement) is entered into this 21st day of March 2002, by and between ADM Tronics Unlimited, Inc., a Delaware corporation, (ADM) and New England Acquisitions, Inc., a Florida corporation (NEAI).

                             W I T N E S S E T H:

        WHEREAS, ADM has developed a pain relieving lotion for temporary relief of pain associated with minor burns (the Burn Lotion), a brushless shave cream for use by individuals with a condition known as pseudofolliculitus barbae (the Ethnic Shaving Cream) and an electronic device for the treatment and control of Tinnitus (the Aurex-3"); and

        WHEREAS, NEAI desires to acquire certain rights to the Burn Lotion, the Ethnic Shaving Cream and the Aurex-3, (collectively, the ADM Products); and

        WHEREAS, ADM desires to purchase and NEAI desires and to sell 150,375 shares of NEAI's Common Stock, $.00001 par value (the Shares) upon the terms and conditions contained herein.

        NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

                               ARTICLE 1

PLAN OF ACQUISITION

1.1 Assets, Properties and Rights to be Purchased. On the terms and subject to the conditions set forth herein, effective on the Closing Date (as defined below), except as set forth in Exhibit 1.1 hereto, ADM shall sell, assign, convey, transfer and deliver to NEAI, its successors and assigns, and NEAI shall purchase and acquire from ADM, the following assets, properties and certain rights of ADM used in the sale and rental of ADM Products (collectively with the rights described in Sections 1.2 and 1.5 hereof, the Assets and Rights), free and clear of any and all liens, claims and encumbrances.

        The Assets and Rights shall consist of:

        (a) with respect to Aurex-3, the rights to the use of the trade names, logos and other trade designations, including all applications therefor and registrations thereof and all other statutory or common law rights ADM has or may have therein;

        (b)     two (2) demonstration units of the Aurex-3;

        (c) all rights relating to (i) the Ethnic Shave Cream for sale by NEAI under its own label, commonly referred to as private label and (ii) the Burn Lotion, neither of which may be sold by NEAI under any trademarks, trade names or designations used by ADM as of the date hereof.

        (d) with respect to the Aurex-3, use of all permits, approvals, licenses and authorizations held by ADM relating to the marketing of the Aurex-3, all as listed and described on
                Schedule 1.1(d) hereto;

        (e) with respect to the Aurex-3, all reasonably available marketing materials, including but not limited to, trade show displays, masters, proofs, photos, computer files and artwork in ADM's possession relating to the ADM Products;

        (f) subject to the provisions of Exhibit 1.1 hereto, all rights relating to any other shave creams developed by or to be developed by ADM or any subsidiary (Other Shave Creams) thereof subject only to the payment of minimum royalties as set forth in Schedule 1.5.; and

        (g) All of ADM's rights with respect to enforcement of any and all noncompetition, nonsolicitation, confidential and proprietary information obligations between ADM and the employees or former employees of ADM not employed by NEAI after the Closing (as defined below) with respect to the ADM Products, provided, however, that ADM makes no representation or warranty as to the enforceability of ADM's rights.

1.2 NEAI's Freedom to Practice Under ADM's Patents. Except as otherwise expressly set forth in Schedule 1.2, from and after the Closing Date, ADM hereby grants NEAI freedom, under ADM's Patents, as that term is hereinafter defined, to exclusively market the Aurex-3 subject to the conditions set forth herein. Nothing herein shall constitute an assignment of ADM's Patents to NEAI. If in the opinion of patent counsel acceptable both to ADM and to NEAI, any of ADM's Patents is infringed by a third party who manufactures and markets a product deemed substantially equivalent to any of the ADM Products, then, if requested to do so by NEAI, ADM shall file an infringement action in a Federal Court against the third party to enjoin such infringement and to collect damages therefor. All legal and other expenses incurred in this action shall be borne by NEAI and all damages recovered in this action shall be transferred to NEAI.

1.3     Certain Definitions.

        (a) ADM's Patents as used herein shall mean patents and patent applications listed on Exhibit 1.2 hereto, continuations, continuations-in- part, divisions and reissues thereof.

        (b) ADM's ATechnology and Know-how as used herein shall mean all reasonably available data, information, design specifications (electrical and mechanical designs and redesigns) and operating instructions and procedures owned by ADM related to the ADM Products.

1.4 Certain rights Reserved by ADM. Notwithstanding anything herein to the contrary, ADM expressly reserves the sole right to research, have researched, develop, have developed, manufacture, have manufactured, market and have marketed all products based on ADM's Patents and ADM's Technology and Know-how for use, throughout the world, other than for or in connection with the ADM Products and, subject to the provisions of Schedule 1.5, Other Shave Creams, or improvements or modifications thereof. Nothing contained in this paragraph shall detract from the rights granted to NEAI in Section 1.2 hereof, and any new innovations made by NEAI independently of the use of ADM's Patents or ADM's Technology and Know-how shall be the joint property of NEAI and ADM.

1.5 NEAI's Rights to Additional Information and Know-how of ADM. From and after the Closing Date, ADM further agrees to provide to NEAI the following for use by NEAI in the marketing of the ADM Products, to the extent in ADM's possession:

        (a) copies of all manuals and documents relating to operating procedures for the Aurex-3;

        (b) copies of all FDA related documentation concerning Aurex-3, customer complaint files, FDA audit results and closing letters, any FDA communications or follow-up letters, any unredacted FDA filings and correspondence.

1.6 Assets Not Purchased: Except for the Assets and Rights, ADM specifically does not agree to sell, assign or otherwise convey to NEAI any other assets or properties, all of which other assets and properties shall remain the sole property of ADM, including without limitation but not limited to, the following assets and properties:

        (a) furniture, fixtures and other assets used by ADM in the business of developing, manufacturing or marketing ADM Products; and

        (b) accounts receivable of ADM accruing prior to the Closing Date, including open orders for sales of ADM Products;.

1.7 Consideration. In full consideration of the sale and transfer of the Assets and Rights, NEAI shall deliver to ADM 150,375 shares of $.00001 par value common stock of NEAI (NEAI Stock) registered in the name of ADM and shall make the payments as described in Schedule 1.5 and in
        Exhibit 4.7 attached hereto (the Purchase Price).

1.8 Liabilities Not Assumed. NEAI does not assume or agree to pay or discharge any debts, liabilities or obligations of ADM.

1.9 Effective Date and Closing Date. The Effective Date of this Agreement shall be the date this Agreement is executed by all parties. The closing of the transactions contemplated by this Agreement (the Closing) shall take place as of the close of business, New York City time, at the offices of ADM at 224-S Pegasus Avenue, Northvale, New Jersey 07647 not more than ten days after all of the conditions to Closing hereinbelow set forth are satisfied or waived (the date on which the Closing takes place being the Closing Date) or at such other time and place as the parties hereto shall agree. If the Closing Date has not occurred on or before September 30, 2002, each party shall have the right to terminate this Agreement as hereinbelow provided.

1.10 Execution and Delivery of Closing Documents. At the Closing, (a) ADM will deliver to NEAI such assignments, consents to assignments and
        good and sufficient   instruments of transfer and conveyance as shall
        be necessary to transfer, assign and convey to, and to vest in, NEAI good and merchantable title to the Assets and Rights, free and clear of all liens, claims and encumbrances and such lists and descriptions of the Assets and Rights and such other documents as NEAI may reasonably request and (ii) NEAI will deliver to ADM the NEAI Shares and any payments required pursuant to Schedule 1.5 due at closing. At the Closing, each party also will execute and deliver such other appropriate and customary documents as any other party reasonably may request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing will be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.11 Covenant to Defend Title. Effective as of the Closing Date, ADM hereby binds itself, and its successors and assigns, at ADM's sole cost and expense, to warrant and defend title to the Assets unto NEAI, and its successors and assigns against every person whomsoever lawfully claiming the same or any part thereof.

1.12 Minimum Purchase of Aurex-3. In the event that NEAI does not purchase a minimum of 90 Aurex-3 devices from ADM within one year immediately subsequent to the closing, with such minimum to increase by 10% above the previous year's minimum for each year thereafter, ADM shall have the right to terminate this Agreement solely with respect to any provisions related to the NEAI's exclusivity with respect to the Aurex-3.

1.13 Further Assurances. After the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as either party may reasonably deem to be practical and necessary or advisable in order to consummate the transactions contemplated by this Agreement and to vest more fully in NEAI the ownership of and rights to the Assets and Rights granted hereunder as they existed immediately prior to the Closing and to vest more fully in ADM the ownership of and rights to the NEAI Shares

                                  ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF ADM

ADM represents and warrants to NEAI as follows:

2.1 Organization and Good Standing of ADM. ADM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.2 Power and Authority. ADM has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business relating to the Assets as currently being conducted.

2.3 Authorization and Validity. ADM has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents executed or required to be executed by it in connection with this Agreement. This Agreement and the other documents executed or required to be executed by ADM in connection with this Agreement have been or will be duly authorized by all necessary corporate action.

2.4 Binding Effect. This Agreement and the other documents executed or required to be executed by ADM in connection with this Agreement have been or will have been duly executed and delivered by ADM and are or will be, when executed and delivered, the legal, valid and binding obligations of ADM enforceable in accordance with their terms except to the extent that:

        (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

        (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

        (c) rights to indemnification may be limited by considerations of public policy.

2.5 No Violation. Neither the execution and performance of this Agreement or the agreements described herein nor the consummation of the transactions described herein or therein will:

        (a) result in a violation or breach of (i) the certificate of incorporation or by-laws of ADM; or (ii) any material agreement or other material instrument under which ADM is bound or to which any of the Assets are subject, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Assets, or

        (b) violate, in any material respect, any applicable law or regulation or any judgment or order of any court or governmental agency.

        To the best of its knowledge, ADM has complied in all material respects with all applicable laws, regulations and licensing requirements, and has filed with the proper authorities all necessary statements, applications, notices, reports and any other filings with respect to ADM's business, except where the failure to do so would not reasonably be expected to have a material adverse effect on the Assets or the intended use thereof by NEAI.

2.6 Permits and Licenses; Compliance. To the best of its knowledge, ADM possesses all necessary governmental licenses, franchises, permits, approvals, authorizations, and rights necessary for NEAI to engage in the marketing of the ADM Products and that, if not possessed, could not reasonably be expected to have a material adverse effect on the Assets and Rights or the intended use thereof by NEAI. To the best of its knowledge, ADM is in compliance with all such governmental licenses, franchises, permits, approvals, authorizations, or rights, and all federal, state or local laws or regulations applicable to the Assets except where the failure to be in compliance would not reasonably be expected to have a material adverse effect on the Assets or the intended use thereof by NEAI.

2.7 Title to Assets. ADM owns the Assets free and clear of all liens, claims and encumbrances. Upon consummation of the transactions contemplated hereby, NEAI shall receive good and valid title to the Assets, free and clear of all liens, claims and encumbrances.

2.8 Consents. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements or transactions contemplated hereby on the part of ADM.

2.9 Description of the ADM Products. No document heretofore furnished by ADM or any person acting on its behalf to NEAI or any person acting on its behalf with respect to the ADM Products (collectively, the Disclosure Documents) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. To the extent any of the ADM Products are described in ADM's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001, such description does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Since the date of which information has been furnished in such Annual Report and the Disclosure Documents, respectively, there has not been any material adverse change in or event affecting any of the ADM Products , the Assets or the rights to be acquired by NEAI hereunder.

2.10 Litigation. No legal or administrative or other adversary proceeding or investigation is currently pending against ADM and, to the best knowledge of ADM, none is threatened or contemplated by any governmental agency or other third party with respect to the Assets or the ADM Products. ADM is not subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Assets or which would affect the obligations of ADM or the rights of NEAI hereunder. In connection with any of the ADM Products, ADM has not received any notice from a customer for any claim that could be made by such customer based upon inadequate or negligent services, defective products, or improper performance of or other breach of any contract with such customer by ADM.

2.11 Patents, Trademarks and Copyrights. Other than as expressly set forth in Exhibit 2.11, ADM owns or is licensed to use all patents, trademarks, and copyrights, if any, necessary to manufacture and market the Aurex-3 without conflict with the rights of others and following the Closing, NEAI shall be entitled to use all such patents, trademarks and copyrights as are necessary to market the Aurex-3.
        Schedule 1.2 contains a true and correct description of the following:

        (a) all trademarks, trade names, service marks, and other trade designations, common law rights, registrations, and applications for registration, and all patents, copyrights, and applications currently owned, in whole or in part, by ADM and used in the manufacture and marketing of the Aurex-3; and

        (b) all material agreements relating to technology, know-how or processes that ADM is licensed or authorized to use by others and used in the manufacture and marketing of the Aurex-3.

2.12    Finder's Fee.   ADM has not incurred any obligation for any finder's,
        broker's, or agent's fee in connection with this Agreement or the transactions contemplated hereby.

2.13 Environmental and Other Matters. ADM has manufactured and marketed the ADM Products with valid permits, licenses, authorizations, certificates, consents, exemptions and approvals (collectively, Permits) required under any applicable law, rule or regulation relating to or addressing the environment, health, safety or hazardous materials (collectively, Environmental Law), including Permits necessary for the ownership of the Assets or the operation of ADM's business. There are no unresolved past or pending or, to ADM's knowledge, threatened claims under any Environmental Law against ADM with respect to the Assets, nor to ADM's knowledge are there any circumstances that may form a basis of any such claim.

2.14 Full Disclosure. There are no facts pertaining to ADM or the business of ADM that are reasonably likely to have a material adverse effect on the Assets that have not been disclosed in this Agreement or the attached Schedules. No representation or warranty of ADM in this Agreement, any attached Schedule, any certificate furnished or to be furnished by ADM to NEAI pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

2.15 Liens on Assets. ADM represents that there are no liens held by any party on the Assets.

2.16 FDA Matters. Set forth on Schedule 2.16 is a list of all complaints received since January 1, 1997 by ADM or its distributors or agents from customers and others with respect to the ADM Products. ADM has notified the FDA of such complaints to the extent required by applicable law.

2.17 Disclaimer. Notwithstanding anything in this Agreement or elsewhere to the contrary, ADM does not warrant that NEAI will be successful, either in a business or a technical sense (for example, the design of products, materials or processes used in manufacture or in the sales and marketing methods used by ADM), as a result of purchasing the Assets or exercising the rights granted by ADM to NEAI hereunder. In addition, ADM makes no representation or warranty with respect to the efficacy of the ADM Products or that any design, drawing, computer software, documentation, materials used, equipment used or processes used or adapted for the development or manufacture of the Assets or the use thereof by NEAI is sufficient or is fit for a particular purpose and ADM makes no representation or warranty that NEAI should rely on such design, drawings, materials, documentation, equipment or process. ADM makes no representation or warranty that NEAI can or should continue to conduct the business of marketing of ADM Products in the same manner as it was conducted by ADM. ADM has advised NEAI that there are many competing and overlapping patents, proprietary rights and trade secret claims in this area of business, and that NEAI shall rely on its own independent evaluation of the patents, proprietary rights and trade secrets in the conduct of its business.

2.18    Investment Representations and Warranties.

        (a) The NEAI Shares will be acquired by ADM for its own account and not with a view to or for sale or other disposition in connection with any transaction that will not be exempt form the registration requirements of the Securities Act of 1933 (the Securities Act) and any applicable state securities laws.

        (b) ADM is capable of evaluating the merits and risks of an investment in such NEAI Shares and has such knowledge, experience and skill in financial and business matters that it is capable of evaluating the merits and risks of the investment in NEAI Shares and the suitability of the NEAI Shares as an investment and can bear the economic risk of an investment therein for an indefinite period of time. No guarantees have been made or can be made with respect to the future value, if any, of the NEAI Shares or the profitability or success of the business of NEAI.

        (c) ADM understands that the NEAI Shares will not have been registered under the Securities Act or any applicable state securities laws, that the NEAI Shares will be characterized as restricted securities under federal securities laws, and that under such laws and applicable regulations the NEAI Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, ADM represents that it is familiar with Rule 144 promulgated under the Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of NEAI (or a notation may be made in the appropriate records of NEAI) in connection with the NEAI Shares, but only to the extent customary for securities which are restricted securities.

        (d) ADM understands that NEAI is the only person that can register the NEAI Shares under the Securities Act of 1933 and NEAI has no obligation or intension to do so.

        (e) ADM consents to the placement of a legend on the certificate evidencing the NEAI Shares stating that they have not been registered under the Securities Act or under any other applicable securities laws, setting forth or referring to the restrictions on transferability and sale thereof and including placement of any additional language as may be required by applicable state securities laws.

        (f) ADM is (i) aware that NEAI is a blank Check company as that term is used in Rule 419 (ARule 419") under the Securities Act of 1933 (the Act), (ii) is familiar with the provisions of Rule 419 and (iii) is aware that NEAI and this Agreement is subject to the provisions of Rule 419.

        (g) ADM has downloaded, printed and carefully reviewed NEAI's filings made with the Securities and Exchange Commission the
                (SEC).

                                  ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF NEAI

Subject to the provisions of Rule 419, NEAI represents and warrants to ADM as follows:

3.1 Organization and Good Standing. NEAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida..

3.2 Power and Authority. NEAI has the corporate power and authority to own, lease and operate its respective properties and assets and to carry on its respective business as currently being conducted and NEAI has the corporate power and authority to issue the NEAI Shares as herein provided.

3.3 Authority and Validity. NEAI has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and the other documents executed or required to be executed by it in connection with this Agreement, and this Agreement and the other documents executed or required to be executed by NEAI in connection with this Agreement have been duly authorized by all necessary corporate action of NEAI.

3.4 Binding Effect. This Agreement and the other documents executed or required to be executed by NEAI in connection with this Agreement have been or will have been duly authorized, executed and delivered by NEAI and are or will be, when executed and delivered, the legal, valid and binding obligations of NEAI enforceable in accordance with their terms except to the extent that:

        (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

        (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

        (c) rights to indemnification may be limited by considerations of public policy.

3.5 No Violation. Neither the execution and performance of this Agreement or the agreements described herein nor the consummation of the transactions described herein or therein will:

        (a) result in a violation or breach of (i) the Articles or by-laws of NEAI or (ii) any material agreement or other material instrument under which NEAI is bound or to which the assets of NEAI are subject, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of NEAI; or

        (b) violate, in any material respect, any applicable law or regulation or any judgment or order of any court or governmental agency.

NEAI has complied in all material respects with all applicable laws, regulations and licensing requirements, and has filed with the proper authorities all necessary statements, applications, notices, reports and any other filings with respect to NEAI's business, as applicable, except where the failure to do so would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, properties or prospects of NEAI.

3.6     Consents.   No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements or transactions contemplated hereby on the part of NEAI.

3.7     Finder's Fee.   NEAI has not incurred any obligation for any finder's,
        broker's or agent's fee in connection with the transactions contemplated hereby.

3.8 Securities Compliance. NEAI has timely filed all required forms, statements and documents with the SEC, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the SEC Documents). As of their respective dates, the SEC
        Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in the SEC Documents are true, complete and correct in all material respects and were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and fairly present the financial position of NEAI as of the dates and for the periods indicated. Since the date that the last SEC Document was filed with the SEC, no event or condition has occurred (other than this Asset Purchase Agreement) that (i) may reasonably be expected to result in a material adverse effect on the condition (financial or otherwise) of NEAI or on its assets, properties or prospects or (ii) requires the filing by NEAI of any form, statement or document with the SEC. Since the date of the last financial statements included in the SEC Documents, NEAI has not incurred any material liabilities other than liabilities incurred in the ordinary and usual course of business consistent with past practice.

3.9 Captialization. The authorized capitalization of NEAI is as set forth in its Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 2001. NEAI has outstanding 3,007,500 shares of its $.00001 par value Common stock. There is not outstanding any security, right, subscription, warrant, option, stock appreciation right or other agreement or other security that is convertible into, exercisable for, or entitles the holder to purchase or acquire any capital stock from NEAI..

3.10 Permits and Licenses; Compliance. NEAI possesses all necessary governmental licenses, franchises, permits, approvals, authorizations, and rights, whether federal, state, local or foreign, that are necessary for NEAI to engage in its business and that, if not possessed, could reasonably be expected to have a material adverse effect on the condition of NEAI financial or otherwise) or on its assets, properties or prospects. NEAI is in compliance with all such governmental licenses, franchises, permits, approvals, authorizations, or rights, and all federal, state or local laws or regulations applicable to its business except where the failure to be in compliance could not reasonably be expected to have a material adverse effect on the condition of NEAI (financial or otherwise) or on its assets, properties or prospects.

3.11    Absence of Certain Changes.  Since December 31, 2001, NEAI has not:

        (a)     suffered any material adverse change in its business;

        (b) suffered any damage or destruction or loss that could reasonably be expected to or does materially and adversely affect the condition of NEAI (financial or otherwise) or its respective assets, properties or prospects;

        (c) acquired or disposed of any assets or properties other than in the ordinary course of business; or

        (d) entered into any other commitment or transaction (other than the sale of 7,500 shares of its Common stock at $2.00 per share) or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions described herein or therein, or that could reasonably be expected to have, or has had, a material adverse effect on the condition of NEAI (financial or otherwise) or on its assets, properties or prospects.

3.12 Litigation. No material legal or administrative or other adversary proceeding or investigation is currently pending against NEAI and, to the best knowledge of NEAI, none is threatened or contemplated by any governmental agency or other third party. NEAI is not subject to any continuing court or administrative order, writ, injunction or decree.

                                  ARTICLE 4

                               COVENANTS OF ADM

4.1 Exclusive Negotiations. Until the earlier of the Closing Date or the termination of this Agreement, and subject to the fiduciary duties of the directors of ADM, ADM agrees that none of ADM or any of the officers, directors or other agents of ADM will, directly or indirectly, solicit or accept from any person or entity any offer or expression of interest in, or with respect to an acquisition, combination, merger or similar transaction involving ADM with respect to the Assets. Upon receipt of any unsolicited bona fide offer or expression of interest in or with respect to any such transaction, ADM agrees to promptly inform NEAI of the existence and terms of such offer or expression of interest.

4.2 Non-Compete. Except as otherwise expressly set forth in Exhibit 4.2, for a period of five years from the Closing Date or until this Agreement is terminated, (i) ADM agrees neither to manufacture and sell nor to assist a third party (other than NEAI and its affiliates) to manufacture a product that is equivalent or substantially equivalent to the ADM Products.

4.3 Sales and Use Tax. Although, NEAI shall be responsible for any sales or use tax payable in connection with the sale of the Assets hereunder; ADM will reasonably assist NEAI to minimize any such sales or use tax. Such assistance shall include, but not be limited to, changing of the situs of the Closing to Delaware.

4.4 Exclusive Manufacturing Agreement. At the Closing, ADM shall execute the Manufacturing Agreement in substantially the form set forth in
        Exhibit 4.7 hereto.

4.5 Filing of Post-Effective Amendment by NEAI. ADM will assist NEAI in describing the Assets, Rights and the ADM Products in the Post-Effective Amendment to be filed by NEAI in compliance with Rule 419 (the Post-Effective Amendment).

4.6 Product Liability Insurance. ADM will continue to maintain product liability insurance in amounts not less than the amount presently in force and such insurance will inure to the benefit of NEAI, its customers and end users.

                                  ARTICLE 5

                              COVENANTS OF NEAI

5.1 Post-Effective Amendment. NEAI will use its reasonable commercial efforts to prepare and file the Post-Effective Amendment with the SEC and have it declared effective as soon as reasonably practicable.

5.2 Exclusive Negotiations. Until the earlier of the Closing Date or the termination of this Agreement, and subject to the fiduciary duties of the directors of NEAI, NEAI agrees that none of NEAI or any of the officers, directors or other agents of NEAI will, directly or indirectly, solicit or accept from any person or entity any offer or expression of interest in, or with respect to a similar transaction involving NEAI with respect to a product or a business that competes, directly or indirectly, with the commercial use of the Assets ).

5.3 Exclusive Manufacturing Agreement. At the Closing, NEAI shall execute the Manufacturing Agreement in substantially the form set forth in
        Exhibit 4.7 hereto.

                                ARTICLE 6

                            CONDITIONS TO CLOSING

6.1 Conditions to Obligations of ADM. The obligations of ADM to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing of each of the following conditions in all material respects:

        (a) Representations, Warranties and Covenants. The representations and warranties of NEAI contained in this Agreement shall have been true and correct as of the date they were made or deemed to have been made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, except for such changes as are permitted or contemplated by this Agreement, and other than such representations and warranties as are made as of another date. The covenants and agreements contained in this Agreement to be complied with by NEAI on or before the Closing Date shall have been complied with. ADM shall have received a certificate from NEAI to such effect, dated as of the Closing Date and signed by the Chief Executive Officer of NEAI.

        (b) No Proceeding or Litigation. No legal or regulatory action shall have been commenced or threatened by or before any court or any federal, state or local governmental authority (collectively, Governmental Authority) against ADM or NEAI seeking to restrain or adversely alter the transactions contemplated by this Agreement or which is likely to render it impossible or unlawful to consummate such transactions, or which could reasonably be expected to have a material adverse effect on the condition of NEAI (financial or otherwise) or on its assets, properties or prospects.

6.2 Conditions to Obligations of NEAI. The obligations of NEAI to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions in all material respects:

        (a) Representations, Warranties and Covenants. The representations and warranties of ADM contained in this Agreement shall have been true and correct as of the date as of which they were made or deemed to have been made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date except for such changes as are permitted or contemplated by this Agreement, other than such representations and warranties as are made as of another date. The covenants and agreements contained in this Agreement to be complied with by ADM on or before the Closing Date shall have been complied with. NEAI shall have received a certificate from ADM to such effect dated as of the Closing Date and signed by the Chief Executive Officer of ADM;

        (b) No Proceeding or Litigation. No legal or regulatory action shall have been commenced or threatened by or before any Governmental Authority against ADM or NEAI seeking to restrain or adversely alter the transactions contemplated hereby or which is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a material adverse effect on the Assets.

        (c) Effectiveness of Post-Effective Amendment and Confirmation of Shareholders. The Post-Effective Amendment shall have been declared effective by the SEC and the holders of not less than the 7,000 shares purchased in NEAI's public offering duly confirm their investments in accordance with the provisions of Rule 419.

                                  ARTICLE 7

                               INDEMNIFICATION

7.1     Indemnification.

        (a) Subject to the terms and conditions of this Article 7, NEAI hereby agrees to indemnify, defend and hold each of ADM and its officers, directors, agents, attorneys and affiliates harmless from and against all losses, obligations, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (collectively, Damages) asserted against or incurred by ADM or such identified persons by reason of or resulting from (i) a representation or warranty made by NEAI herein being materially incorrect or untrue or (ii) a breach by NEAI of any covenant contained herein or in any of the agreements executed pursuant hereto.

        (b) Subject to the terms and conditions of this Article 7, ADM hereby agrees to indemnify, defend and hold each of NEAI, its assignee and its officers, directors, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by NEAI or such identified persons by reason of or resulting from (i) a representation or warranty made by ADM herein being materially incorrect or untrue or
                (ii) a breach by ADM of any covenant made by ADM contained herein or in any of the agreements executed pursuant hereto.

        (c) The parties agree to cooperate with each other in the event of any settlement negotiated with regard to the indemnification provided herein. In no event shall the total amount payable pursuant to this Section 7.2(c) with respect to the incorrectness of a representation or warranty exceed the Purchase Price or with respect to a breach of a covenant or agreement exceed the sum of the Purchase Price plus the net profit earned by NEAI with respect to the operation of the Assets (including all rights granted to NEAI hereunder).

7.2     Assertion and Resolution of Indemnification Claim.

        (a) Any permitted indemnitee under Sections 7.1 (an Indemnified Party) shall give notice to the person responsible for indemnification (an Indemnifying Party) of any claim as to which indemnification may be sought as soon as possible after the Indemnified Party has actual knowledge thereof and the amount thereof, if known. The Indemnified Party shall supply to the Indemnifying Party any other information in the possession of the Indemnified Party regarding such claim, and will permit the Indemnifying Party (at its expense) to assume the defense of any third party claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and provided further that the failure by the Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is damaged as a result of the failure to give notice. If the Indemnifying Party has assumed the defense of a third party claim, the Indemnifying Party shall not be entitled to settle such third party claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, provided that such consent shall not be required if such settlement involves only the payment of money and the claimant provides to the Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, a release from all liability in respect of such third party claim.

        (b) The Indemnified Party shall have the right at all times to participate in the defense, settlement, negotiations or litigation relating to any third party claim or demand at its own expense. If the Indemnifying Party does not assume the defense of any matter as above provided, then the Indemnified Party shall have the right to defend any such third party claim or demand, and will be entitled to settle any such claim or demand in its discretion for the account or benefit of the Indemnified Party. In any event, the Indemnified Party will cooperate in the defense of any such action at the expense of the Indemnifying Party and the records of each party shall be available to the other with respect to such defense.

7.3 Indemnification of Negligence of Indemnitee. The indemnification provided in this Article 7 shall be applicable whether or not negligence of the indemnified party is alleged or proven.

                                  ARTICLE 8

                                 TERMINATION

8.1     Termination by ADM.

        (a) ADM shall have the right to terminate this Agreement if the conditions in Section 6.1 have not been satisfied or waived by ADM on or before September 30, 2002.

        (b) ADM shall have the right to terminate this Agreement if any payments required to be made to it by NEAI hereunder remain unpaid after thirty days notice of such non-payment has been given to NEAI by ADM.

8.2 Termination by NEAI. NEAI shall have the right to terminate this Agreement if the conditions in Section 6.2 have not been satisfied or waived by NEAI on or before September 30, 2002.

8.3 Termination by Agreement of ADM and NEAI. ADM and NEAI may terminate this Agreement at any time by their mutual consent.

8.4 Damages. If this Agreement is terminated pursuant to this Article 8, the parties shall retain any rights they may have against each other for any breach of any of the terms and conditions of this Agreement.

8.5 Bankruptcy or Insolvency. This Agreement may be terminated by ADM if NEAI shall file a petition for bankruptcy or shall become insolvent.

                                 ARTICLE 9

                                MISCELLANEOUS

9.1 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

9.2 Entire Agreement. This Agreement and the schedules and exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions.

9.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

9.4 Notices. All notices, demands, requests, or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram, facsimile, or telex, addressed as follows:

If to ADM:                              If to NEAI:

ADM Tronics Unlimited, Inc.             New England Acquisitions, Inc.
224-S Pegasus Avenue                    5 Ridge Road
Northvale, NJ 07647                     Cos Cob, CT 06807
Attn:  Andre Di Mino                    Attn: Gary Cella
Facsimile: 201-784-0620                Facsimile: 203-422-2875

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee, with the return receipt, the delivery receipt, the affidavit of messenger, or (with respect to a telecopy or telex) the answerback or confirmation of receipt being deemed conclusive evidence of such delivery, or at such time as delivery is refused by the addressee upon presentation.

9.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.6 Successors and Assigns. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.7 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of New Jersey and exclusive venue shall lie in the state and federal courts in the State of Jersey.

9.8 Amendment, Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

9.9 Legal Representation. All of the parties to this Agreement acknowledge that they have been advised that they should seek and have had the opportunity to seek counsel to review this Agreement and to obtain the advice of such counsel relating thereto.

9.10 Assignment. Neither this Agreement nor any right created hereby shall be assignable by either party hereto without the consent of the other party, which consent shall not be unreasonably withheld, provided that NEAI may assign this Agreement to a wholly owned subsidiary which has not yet been formed.

9.11 Confidentiality. Other than as required by law, each party shall maintain the confidentiality of, and not divulge or disclose to any other person, the existence of or any terms and conditions of this Agreement or any of the financial or other information provided to it by the other party to this Agreement.

9.12 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

9.13 Number and Gender. Whenever the context requires, references in this Agreement to the singular number shall include the plural; the plural number shall include the singular; and words denoting gender shall include the masculine, feminine, and neuter.

9.14 Public Announcements. Except to the extent that ADM or NEAI believes on the advice of counsel that public disclosure is required by law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other parties. The parties shall cooperate as to the time and contents of any such press release or public announcement, but if they are unable to reach an agreement as to the time and contents of such press release or public announcement, each shall be free to make such press release or public announcement as it deems necessary.

9.15 Survival of Representations and Warranties. The representations and warranties of the respective parties shall survive the Closing or termination of this Agreement, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

NEW ENGLAND ACQUISITIONS, INC.  ADM TRONICS UNLIMITED, INC.


By:     /s/ Gary Cella                  By:      /s/ Andre' Di Mino

Its:    President                       Its:     President

Date:   March 21, 2002                  Date:    March 21, 2002

Exhibit 1.1 - Exception to Assets and Rights Purchased

See Schedule 1.2. ADM may market Other Shave Creams without limitations to Dr. Donald Feinsod, CSC Laboratories, Pegasus Marketing, Professional Makeup Customers. Unless NEAI pays ADM minimum royalties of (a) $10,000 within one year from the Closing, (b) an additional $14,000 within two years from the Closing and (c) additional amounts each year thereafter of not less than 110% of the minimum royalty for the immediately preceding year, ADM may market Other Shave Creams to others without limitation.

Exhibit 1.2 - Patent List

Patent Number 6,210,321 Electronic Stimulator System for Treating Tinnitus Disorders

Patent Number 5,788,656 Electronic Stimulation System for Treating Tinnitus Disorders

Exhibit 2.11 - Exceptions to Intellectual Property Rights - referred to elsewhere herein.

Exhibit 4.2 - Non-Compete Exceptions - referred to elsewhere herein.

Exhibit 4.7 - Manufacturing Agreement - to be attached separately.

Schedule 1.1(d) - Permits, approvals, licenses and authorizations

Pre-Market Notification 510K #981704 Aurex-3

Schedule 1.2 - Exclusion to market rights for Aurex-3

Aurex-3 - All countries other than the United States of America and the customers of Pegasus Marketing (the PM Customers)

Schedule 1.5 - Payments

1. A royalty of 6% on gross sales less discounts, returns and allowances of the ADM Products. Such royalties to be paid by NEAI to ADM on the 15th of each month for sales in the immediately preceding month, together with a report describing, in sufficient detail, how such monthly royalty was computed.

2. Consulting fees and related expenses for time expended by ADM Employees for any services related to the ADM Products other than manufacturing activities, to be agreed upon by the parties in writing in advance of any such service. Such payments are to be made by NEAI to ADM upon receipt of invoices from ADM.

3. A payment of $25,000 due in advance of the initiation of production of the Burn Lotion for expenses and establishment of regulatory support and processes for NEAI's distribution of the Burn Lotion. Notwithstanding anything herein to the contrary, if such amount is not paid within one year from the Closing, the exclusive rights of NEAI with respect to the Burn Lotion shall thereupon terminate.

4. During such times that NEAI has the exclusive rights to market and sell the Aurex-3 limited only by the provisions of Schedule 1.2 above, NEAI shall promptly reimburse ADM for ADM's cost for normal recurring patent and regulatory fees and related costs applicable solely to the marketing of the Aurex-3 in the United States. Such fees include, but are not limited to, patent maintenance fees, third party regulatory inspection fees and FDA filing fees. It is anticipated that such cost shall not exceed $6,000 per annum. Notwithstanding the foregoing, to the extent that the Aurex-3 is sold for use in the United States to the PM Customers, the amount to be reimbursed by NEAI shall be on a pro rata basis based on the number of Aurex-3 devices sold by ADM to NEAI and the PM Customers for use in the United States. Such amounts to be paid by NEAI to ADM upon receipt of invoices from ADM.

Schedule 2.16 - Complaint List

On August 30, 1999 an Aurex-3 user reported that the applicator cable would not remain attached to the unit. The unit was replaced and the defect was corrected in all subsequent units. This complaint did not require the filing of an MDR report with the FDA as it did not result in any injury to a user.

Exhibit 4.7

                      EXCLUSIVE MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT ("Agreement"), made and entered into this _____ day of March, 2002 by and between New England Acquisitions Incorporated, a Florida Corporation ("NEAI") and ADM Tronics Unlimited, Inc., a Delaware corporation ("ADM").

                                 WITNESSETH:

WHEREAS, ADM is engaged in the business of developing and manufacturing various chemical preparations, in particular, products used for certain cosmetic or over-the-counter topical formulations and medical electronic devices, in particular, a medical device used for the treatment and control of Tinnitus, and

WHEREAS, pursuant to an Asset and Rights Purchase Agreement between NEAI and ADM (the "Purchase Agreement"), NEAI will be securing certain marketing rights with respect to the ADM Products as that term is defined in the Purchase Agreement.

WHEREAS, ADM and NEAI desire to enter into an exclusive manufacturing agreement whereby ADM will (i) bulk manufacture for NEAI the Burn Lotion and Ethnic Shave Cream, as those terms are defined in the Purchase Agreement (the "Bulk Products") and the Aurex-3 as that term is defined in the Purchase Agreement, pursuant to the terms and conditions as set forth herein, and (ii) maintain raw material supplies and finished goods necessary for supply of the Bulk Products and Aurex-3 to NEAI or its designee, and (iii) provide to NEAI oversight and guidance with respect to regulatory requirements regarding the marketing of the Bulk Products and Aurex-3, and

WHEREAS, ADM will exclusively manufacture all other medical products, topical and cosmetic products to be acquired and distributed by NEAI ("Other NEAI Products").

NOW, THEREFORE, in furtherance of the foregoing premises and in consideration of the mutual covenants and obligations hereinafter set forth, the Parties hereto, intending to be legally bound hereby, do agree as follows:

                                  ARTICLE 1

                                 DEFINITIONS

As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms defined:

Agreement - has the meaning ascribed thereto in the preamble.

Confidential Information - means any information, whether or not protected by patents or copyright (including, without limitation, programs, files, specifications, drawings, procedures, bill of materials, artwork, customer lists, supplier lists, channel of distribution, pricing, models, samples, business information, records and technical information or other data) that is provided by one party to the other party in connection with this Agreement, and marked or designated as "Confidential."

Facility - shall mean the manufacturing facility of ADM Tronics Unlimited, Inc. at 224 S Pegasus Avenue, Northvale, New Jersey 07647.

Indemnified Person - means a NEAI Indemnified Person or an ADM Indemnified
Person.

Intellectual Property Rights - means any and all patent, copyright, tradename, trade or service mark, trade secret or similar intellectual property rights.

Order - has the meaning ascribed thereto in Section 3.1.

Person - means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

Product - means any of the ADM Products and Other NEAI Products to be purchased by NEAI from ADM and proposed to be manufactured and sold by ADM to NEAI pursuant to this Agreement.

Product Specifications - means, with respect to any Product proposed to be manufactured and sold pursuant to this Agreement, the Product Specifications for such Product identified in or established pursuant hereto.

Purchase Price - means, with respect to any Product proposed to be manufactured and sold pursuant to this Agreement, the Purchase Price set forth herein.

Subsidiary - means, with respect to any Person (Parent Company), a corporation or other Person (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter owned or controlled by such Parent Company either directly or indirectly or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to control such Person is now or hereafter owned or controlled by such Parent Company either directly or indirectly; but any such corporation or other Person shall be deemed to be a subsidiary of such Parent Company only as long as such control or ownership and controls exits.

Warranty Expiration Date - means, with respect to each Product, the warranty expiration date for such Product set forth herein.

                                  ARTICLE II

                           Exclusive Manufacturing

2.1 Pursuant to the Purchase Agreement, ADM has granted certain rights to the use of ADM's Patents as more fully described in Schedule 1.2 to the Purchase Agreement. ADM will manufacture the Aurex-3 for NEAI pursuant to the terms of this Agreement and will manufacture the Aurex-3 at the Facility for other customers not in conflict with the rights so purchased by NEAI.

2.2 ADM shall manufacture a modified version of the Burn Lotion and Ethnic Shaving Cream on a private label basis for NEAI, such versions being exclusive to NEAI.

2.3 ADM shall be the exclusive manufacturer of all Other NEAI Products to be acquired and distributed by NEAI.

                                 ARTICLE III

          PLACEMENT OF ORDERS; PRODUCT PURCHASE COMMITMENT; PRICING

3.1 Placement of orders: NEAI shall place orders with ADM for the purchase of any Products by providing ADM with an Order ("Order") for such Products. Each Order shall be subject to acceptance by ADM and shall include the following items:

        (i)     the date of the Order;

        (ii)    the Order number;

        (iii)   billing address and instructions;

        (iv) a list of the Products to be purchased, including the quantity of each Product;

        (v)     the Purchase Price for each unit of Product to be purchased;

        (vi) the location where Product is to be delivered (including street, city and state), routing and shipping instructions and the name and telephone number of the person to contact upon delivery or arrival;

        (vii)   requested delivery dates and shipment dates; and

        (viii) any special term, conditions and requirements as agreed to by NEAI and ADM.

        (ix) payment for the Products in the Order excluding shipping charges which shall be billed separately at the time of shipping.

3.2 Form of Communication. - Orders shall be communicated by the parties as mutually acceptable to them either in writing signed by a duly authorized representative of the applicable party and transmitted via facsimile. ADM agrees to acknowledge to NEAI each order within (1) business day of receipt thereof.

3.3 Individual Minimum Order Amount. - NEAI agrees to purchase from ADM, and ADM agrees to manufacture and sell to NEAI, Products in such quantities as may be ordered by NEAI during the term of this Agreement; provided, however, that orders for the Bulk Products shall be in lots of not less than one 55 gallon drum of each individual product and orders for Aurex-3 shall not be less than 10 units (Minimum Order Quantity). With respect to Other NEAI Products, prior to commencement of manufacture of such products, ADM will notify NEAI of the Individual Minimum Order Amount and NEAI agrees to order such products in such amounts.

3.4 Pricing - Subject to Section 6.3 herein, prices to be paid by NEAI for each Product shall be the applicable purchase price established pursuant to Schedule A attached hereto; provided if NEAI and ADM agree in writing upon an alternate purchase price for any Product sold hereunder, then such alternate purchase price shall be applicable during the term of this Agreement and any renewal thereof. A written purchase order from NEAI to ADM specifying such alternate pricing structure, accepted by ADM may serve as the agreement of an alternate purchase price.

3.5 Delayed Delivery of Products - In the event ADM ascertains that it will not be able to deliver the Product on the delivery date specified in an Order, ADM shall, as soon as possible, provide notice to NEAI of the delay in delivery and the proposed delivery date of such Product.

3.6 Variation of Terms - NEAI and ADM shall use their respective good faith and reasonable best efforts to accommodate any reasonable requests of the other party to vary the terms of Article III hereof to accommodate the requirements good for both parties with respect to Product ordering, delivery, pricing and related matters.

                                  ARTICLE IV

                         INVOICES, PAYMENTS AND TAXES

4.1 Invoices and Payments - NEAI shall pay to ADM the price of Products on each order at the time of placing the order with ADM. ADM shall provide an invoice for the Products and shipping charges to NEAI upon shipment of such Products, at no charge to NEAI, in written form via facsimile, in such detail and format as is mutually acceptable to the parties. The shipping charges stated on each invoice shall be paid by NEAI within ten (10) days of the shipment date of the Products.

4.2 Taxes - NEAI shall reimburse ADM for state and local sale and use taxes (and excise taxes in the nature of sales and use taxes), as applicable, for Products sold by ADM to NEAI. Taxes payable by NEAI will be billed as separate items on all invoices and shall not be included in the purchase price for Products. If applicable, NEAI will supply to ADM a tax resale certificate.

                                  ARTICLE V

                          REGULATORY CORRESPONDENCE

5.1 Regulatory Correspondence. - ADM shall provide to NEAI a copy of all Food and Drug Administration (FDA) inspection and regulatory correspondence received with respect to the Products as soon as reasonably practical.

                                  ARTICLE VI

                          CONDITIONS OF MANUFACTURE

6.1 Product Specifications - In the case of the ADM Products, ADM shall manufacture the Products in compliance with the applicable Product
        Specifications previously developed by ADM.   With respect to the
        Other NEAI Products, ADM shall manufacture such Other NEAI Products in compliance with Product Specifications provided by NEAI to ADM.

6.2 Raw Materials, Subassemblies and Parts - Any raw materials, subassemblies and parts needed to fulfill an Order that are not used in the Products produced for such Order which remain in inventory at the Facility ("Unused Inventory") shall be deemed to be the property of NEAI and NEAI shall be obligated to pay a storage fee for such unused materials if such are not used within 60 days of receipt.

6.3 Tooling and Non-Reoccurring Engineering Services - NEAI shall reimburse ADM for any Tooling or Non-Reoccuring Engineering services ("NRE") that are required to be secured in support of the manufacturing of the Products for NEAI, such NRE to be apportioned amongst products other than those to be used exclusively for NEAI.

6.4 Technical Support - During the course of this Agreement, ADM shall provide technical support that is reasonably requested by NEAI at the Facility to NEAI as part of the Consulting Fee as described in
        Schedule 1.5 to the Purchase Agreement. However, should NEAI require technical support at locations other than the Facility, NEAI shall reimburse ADM for any expenses for travel or lodging related to such technical support.

                                 ARTICLE VII

                          DELIVERY AND RISK OF LOSS

7.1 Delivery - Unless otherwise indicated by NEAI or provided in the Order with respect to any Products, ADM shall: (i) ship such Products to the destination and in accordance with the shipping instructions set forth in such order; (ii) place the applicable Order number on all shipping and related documents and mark the Order number on all {packages}; and
        (iii) enclose a packing memorandum with each shipment and, when more than one package is included in a shipment, identify the package containing the memorandum. The Products will be packaged in accordance with customary packing practices in the industry. Shipping instructions shall be furnished by NEAI in writing.

7.2 Title and Risk of Loss - All sales of Products shall be F.O.B. Northvale, New Jersey. Title and risk of loss and damage to each Product purchased by NEAI from ADM shall vest in NEAI when such Product has been shipped at Northvale, New Jersey in accordance with such shipping instructions.

7.3 Freight Cost and Routing Instructions. - All freight costs shall be prepaid by ADM and billed to NEAI, unless the parties mutually agree (in a particular case) to ship the Product freight collect.

                                 ARTICLE VIII

                                  WARRANTIES

8.1 Warranties - Electronic products shall be warranted from defects in materials and workmanship for a period of 1 year from the date of shipment and excludes any damage from use or misuse of the electronic products.

8.2 Limitations on Warranties - ADM'S WARRANTIES SET FORTH HEREIN WITH RESPECT TO THE PRODUCTS ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                  ARTICLE IX

                     IDEMNIFICATION, DAMAGES AND REMEDIES

9.1 Property Damage and Personal Injury; Title; Product Recall. - ADM shall save, protect, indemnify and hold harmless each NEAI Indemnified Person from and against all liabilities (including tax liabilities), costs (including attorney's fees and disbursements), claims and charges arising from or relating to (i) any tangible personal property damage or personal injury arising from or relating to any negligence by ADM (or ADM's employees, subcontractors or agents) in connection with the manufacture, delivery, supply, labeling, repair or replacement of Products, (ii) any breach of ADM's representations, warranties, covenants and agreements contained in this Agreement ,
        (iii) any recall of any Product purchased hereunder and (iv) the infringement or violation (whether actual or alleged) of any Intellectual Property rights of any Person arising out of or related to ADM's manufacture and supply of the ADM Products under this Agreement.

9.2 Indemnity Obligations of NEAI. - NEAI shall save, protect, indemnify and hold harmless each ADM Indemnified Person from and against all liabilities, costs (including attorney's fees an d disbursements), claims and charges arising from or relating to the infringement or violation (whether actual or alleged) of any Intellectual Property rights of any Person arising out of or related to ADM's manufacture and supply of the Other NEAI Products under this Agreement, provided that this duty to indemnify shall not apply in the event that such infringement or violation arises out of ADM's failure to manufacture the Products in accordance with the Product Specifications.

                                  ARTICLE X

                             TERM AND TERMINATION

10.1 Term - The term of this Agreement shall be 5 years and shall be automatically renewed for successive 5 year periods unless earlier terminated pursuant to the provisions herein or the Purchase Agreement.

10.2    Termination by NEAI

        (a) NEAI may terminate this Agreement upon written notice if ADM commences or has filed against it any bankruptcy, reorganization, liquidation or insolvency proceeding under any law in any country for the relief of debtors which is not dismissed within 60 days; or if any receiver, trustee, liquidator or custodian is appointed to take possession of any substantial portion of the assets of ADM not dismissed within 60 days.

        (b) NEAI may terminate this Agreement at any time if ADM breaches any material provision of this Agreement fails to cure the breach within 30 days after receiving written notice describing the breach.

10.3    Termination by ADM

        (a) ADM may terminate this Agreement upon written notice if NEAI commences or has filed against it any bankruptcy, reorganization, liquidation or insolvency proceeding under any law in any country for the relief of debtors which is not dismissed within 60 days; or if any receiver, trustee, liquidator or custodian is appointed to take possession of any substantial portion of the assets of NEAI not dismissed within 60 days.

        (b) ADM may terminate this Agreement at any time if NEAI breaches any material provision of this Agreement and fails to cure the breach within 30 days after receiving written notice describing the breach.

10.4 Survival - The provisions of Section 6.2, 12.2, 12.3 and Articles VIII and IX shall survive the termination of this Agreement.

                                  ARTICLE XI

                                GOVERNING LAW

11.1 Governing Law - The construction, interpretation and performance of this Agreement and all transactions hereunder shall be governed by the laws of the State of New Jersey.

                                 ARTICLE XII

                                MISCELLANEOUS

12.1 Confidentiality - Each of the parties shall, and shall cause its Affiliates to, treat this Agreement and any Confidential Information obtained by it pursuant to this Agreement as privileged and confidential and shall not, without the prior consent of the other party, disclose, or cause to be disclosed, this Agreement or such Confidential Information to any Person, except that this Agreement and Confidential Information may be disclosed:

        (i) to such party's Affiliates, agents, directors, officers, employees, representatives, accountants, counsel or special counsel to whom such documents or information is needed to be disclosed in connection with the performance, enforcement or evaluation of this Agreement and who have been instructed to have a duty to keep such documents or information confidential in accordance with the terms hereof;

        (ii) to the extent required pursuant to applicable law or any governmental authority; provided that, if practicable, the party required to make such disclosure shall give prior notice thereof to the other party and, if so requested by the other party, shall cooperate with such party to obtain a protective order or other ruling so as to prevent disclosure of all or a portion of the documents or information required to be disclosed;

        (iii) in the case of Confidential Information only, to the extent such Confidential Information is independently developed by the recipient or any affiliated Person or lawfully received from an unrelated source having the right to so furnish such Information; and

        (iv) to the extent such documents or information become generally available to the public without breach of this Agreement by the recipient or any affiliated Person.

12.2 Exclusivity - ADM shall not, directly or indirectly, though any affiliate or other Person or under any arrangement or agreement, manufacture or sell to any Person at any time any of the Other NEAI Products manufactured or sold to NEAI hereunder nor will ADM undertake to manufacture or assist in the manufacture of any similar products.

12.3 Identification - Neither ADM nor NEAI shall make any use of any identification of the other or its Affiliates in its advertising or its promotional efforts in relation to the Products or any activities undertaken by it under this Agreement without the other party's prior written consent. The term "identification" includes any trade name, trademark, service mark, insignia, symbol or any simulation thereof, and any code, drawing, specification, or evidence of inspection.

12.4 Force Majeure - Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God ("force majeure conditions"). If any force majeure conditions occurs the party delayed or unable to perform shall give immediate notice to the other party, stating he nature of the force majeure condition and any action being taken to avoid or minimize its effect, and the party affected by the other's delay or inability to perform may elect (i) to suspend this Agreement or any or all Orders for the duration of the force majeure condition and (x) at its option buy, sell or obtain elsewhere the Products to be bought, sold or obtained under this Agreement and deduct from any commitment set forth herein the quantity bought, sold or obtained or for which commitments have been made elsewhere and (y) once the force majeure condition ceases, resume performance under this Agreement with an option in the affected party to extend the period of this Agreement up to the length of time the force majeure condition endured; and/or (ii) when the delay or nonperformance continues for a period of at least 30 days, cancel at no charge any Orders relating to Products not already shipped or services not already performed.

12.5 Independent Contracts - Nothing contained in the Agreement shall be construed in any manner to constitute the creation of a partnership or a principal and agent relationship between the parties and the parties shall at all times be and remain independent contractors with respect to the subject matter of this Agreement. Any individuals furnished by either party shall be solely that party's employees or agents and shall remain under its sole and exclusive direction and control and shall not be considered employees of the other party for any purpose.

12.6 Severability - If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction or duly authorized arbitration tribunal to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, will remain in full force and effect to the fullest extent permitted by law and will not be affected thereby, unless such a construction would be unreasonable.

12.7 Successors and Assigns: No Third Party Beneficiaries - This Agreement will be binding upon and inure to the benefit of the parties hereto and their successor and permitted assigns.

12.8 Amendments - This Agreement cannot be amended or terminated orally, but only by a writing duly executed by or on behalf of the parties hereto.

12.9 Notices - All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) five business days after mailing if mailed by certified or registered mail, return receipt requested, (ii) one business day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) upon receipt if sent via facsimile with receipt confirmed, or (iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:

        (a)     if to NEAI , to:        New England Acquisitons, Inc.
                                        5 Ridge Road
                                        Cos Cob, CT 06807
                                        Attn: Gary Cella
                                        Facsimile: 203-422-2875

        (b)     if to ADM. To:  ADM Tronics Unlimited, Inc.
                                        224-S Pegasus Avenue
                                        Northvale, NJ 07647
                                        Attn: Andre' Di Mino
                                        Facsimile: 201-784-0620


12.10 Headings - The article headings and the section headings and subheadings contained in this Agreement are intended solely for convenience of reference and will not affect in any manner the meaning or interpretation of this Agreement.

12.11 Counterparts - This Agreement may be executed in one or more counterparts, each of which will be deemed an original instrument, but all of which together will constitute one and the same agreement, and will become binding when one or more counterparts have been executed and delivered by each of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                      NEAI

                                      By:_________________________________
                                      Name:
                                      Title

                                      ADM TRONICS UNLIMITED, INC.

                                      By:_________________________________
                                      Name:
                                      Title:

===========================================================================

                                  Schedule A

                                   Pricing

1.      Burn Lotion and Ethnic Shave Cream

        The pricing for the Burn Lotion and Ethnic Shave Cream that will be paid by NEAI to ADM shall be computed as follows:

        The cost of all raw materials plus the cost of all supplies and direct labor and an overhead allocation based on reasonable production utilization factors used in the manufacture, processing and quality assurance of the formulation, such total to be multiplied by 120% to arrive at a per pound or per 55 gallon drum price to be paid by NEAI to ADM.

2.      Aurex-3

        The pricing for the Aurex-3 that will be paid by NEAI to ADM shall be computed as follows:

        The cost of all parts plus the cost of all supplies and direct labor and an overhead allocation based on reasonable production utilization factors used in the manufacture, assembly and quality assurance of the device, such total to be multiplied by 120% to arrive at a per unit or per 10 unit price to be paid by NEAI to ADM.

3.      Other NEAI Products

        The pricing for all Other NEAI Products that will be paid by NEAI to ADM shall be computed in a similar manner as to the foregoing based upon the cost of appropriate product components or raw materials, direct labor and an overhead allocation based on reasonable production utilization factors used in the manufacture and quality assurance of such products multiplied by 120% to arrive at a price to be paid by NEAI to ADM.